PIMCO MUNICIPAL INCOME FUND

NOTICE OF CHANGE OF TRUSTEES

WHEREAS, PIMCO Municipal Income Fund (the “Trust”) is organized as a trust under the laws of the Commonwealth of Massachusetts;

WHEREAS, Craig A. Dawson resigned as a Trustee of the Trust, effective January 1, 2019; and

WHEREAS, the Board nominated and appointed Sarah E. Cogan as a Trustee of the Trust, effective January 1, 2019; and

WHEREAS, the Board nominated and appointed David N. Fisher as a Trustee of the Trust, effective January 1, 2019; and

WHEREAS, the Shareholders of the Trust elected T. Matthew Buffington to replace Hans W. Kertess as a Preferred Shares Trustee of the Trust, effective December 19, 2018; and

WHEREAS, the Board nominated and appointed Hans W. Kertess as a Trustee of the Trust, effective December 20, 2018;

NOW, THEREFORE, as a result of the foregoing Trustee resignation, election and nominations and appointments, the ten (10) Trustees of the Trust are:

T. Matthew Buffington	641 Lexington Avenue, 13th Floor New York, New York 10022

Sarah E. Cogan	1633 Broadway
New York, New York 10019

Deborah A. DeCotis	1633 Broadway
New York, New York 10019

David N. Fisher	650 Newport Center Drive Newport Beach, CA 92660

Bradford K. Gallagher	1633 Broadway
New York, New York 10019

James A. Jacobson	1633 Broadway
New York, New York 10019

Hans W. Kertess	1633 Broadway
New York, New York 10019

John C. Maney	650 Newport Center Drive
Newport Beach, CA 92660

William B. Ogden, IV	1633 Broadway
New York, New York 10019

Alan Rappaport	1633 Broadway
New York, New York 10019

IN WITNESS WHEREOF, this Notice has been subscribed this 16th day of January, 2019, by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

/s/ Wu-Kwan Kit
Wu-Kwan Kit, Secretary

Signature Page – PIMCO Municipal Income Fund (PMF)